EXHIBIT 16.1

January 29, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Health Discovery Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Health Discovery Corporation dated January 29, 2018. We agree with the statements concerning our Firm contained therein.

Very truly yours

Atlanta, Georgia

Attachment

Item 4.01 Changes in Registrant's Certifying Accountant.

(a) Resignation of Certifying Accountant

On January 23, 2018 Health Discovery Corporation (the "Company") received the resignation of Frazier & Deeter, LLC ("Frazier & Deeter") as the Company's independent registered public accounting firm. Frazier & Deeter had been the Company's independent registered public accounting firm since December 22, 2014.

Frazier & Deeter's report on the financial statements of the Company as of and for the fiscal years ended December 31, 2014 and 2015 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except their reports dated March 31, 2015 and March 31, 2016 on the Company's consolidated financial statements as of December 31, 2014 and December 31, 2015 which contained an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern.

During the Company's two most recent fiscal years and through the date of this Current Report on Form 8-K (i) there were no disagreements with Frazier & Deeter on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Frazier & Deeter's satisfaction, would have caused Frazier & Deeter to make reference to the subject matter in connection with their reports on the Company's financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company provided a copy of the foregoing disclosures to Frazier & Deeter prior to the date of the filing of this Current Report on Form 8-K (this "Report") and requested that Frazier & Deeter furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of such letter, dated January     , 2018, is filed as Exhibit 16.1 to this Report.